                                                                     EXHIBIT 2.3

                             UNCONDITIONAL GUARANTY
                           OF PAYMENT AND PERFORMANCE

         1. FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned ("Guarantor"), unconditionally, absolutely and irrevocably guarantees and promises to pay to ZUNO PROPERTY LLC, a Delaware limited liability company (together with its successors and assigns under the Lease (as defined below), "Lessor"), or order, any and all amounts, including, without limitation, Base Annual Rental, Base Monthly Rental, taxes, insurance premiums, impounds, reimbursements, late charges, default interest, damages, indemnity obligations and all other amounts, costs, fees, expenses and charges of any kind or type whatsoever, which may or at any time be due to Lessor pursuant to the following agreements (collectively, the "Documents"):

                  A. Sale-Leaseback Agreement, dated as of the date hereof, between Lessor and Saxet Corporation, a Delaware corporation, Franklin Mills Pizzeria, Inc., a Pennsylvania corporation, and Uno Restaurants, Inc., a Massachusetts corporation ("Sellers"), with respect to the sale and purchase of certain parcels of real property and the improvements located thereon (the "Properties");

                  B. Master Lease (the "Lease"), dated as of the date hereof, between Lessor and SL Properties, Inc., a Massachusetts corporation ("Lessee") by which Lessor leases the Properties to Lessee;

                  C. Acknowledgement of Master Lease Assignment and Subordination, Nondisturbance and Attornment Agreement dated as of the date hereof among Lessee, Lessor, PiOne Remainder LLC, a Delaware limited liability company, and FFCA Funding Corporation, a Delaware corporation ("Lender");

                  D. Any other document, agreement, instrument or certificate contemplated by the Lease, or any other documents, agreements, instruments or certificates now or hereafter entered into between Lessor and Lessee with respect to the Lease; and

                  E. Any amendment of the foregoing documents, agreements, instruments or certificates now or hereafter entered into between Lessor and Lessee.

Initially capitalized terms not otherwise defined in this Guaranty shall have the meanings set forth in the Lease.

         2. Guarantor also unconditionally guarantees the truthfulness and accuracy of all representations, warranties and certifications of Lessee, the satisfaction of all conditions by Lessee and the full and timely performance of all obligations to be performed by Lessee, under or pursuant to the Documents (the matters which are guaranteed pursuant to Sections 1 and 2 are hereinafter collectively referred to as the "Obligations").

         3. The obligations of Guarantor under this Guaranty are primary, joint and several and independent of the obligations of Lessee and any and every other guarantor of the Obligations, and a separate action or actions may be brought and executed against Guarantor or any other such guarantor, whether or not such action is brought against Lessee, Sellers or any other such guarantor and whether or not Lessee, Sellers or any other such guarantor be joined in such action or actions.

         4. This is an absolute and unconditional guaranty of payment and performance and not of collection and Guarantor unconditionally (a) waives any requirement that Lessor first make demand upon, or seek to enforce or exhaust remedies against, Lessee, Sellers or any other person or entity (including any other guarantor) or any of the collateral or property of Lessee, Sellers or such other person or entity before demanding payment from, or seeking to enforce this Guaranty against, Guarantor; (b) waives and agrees not to assert any and all rights, benefits and defenses which might otherwise be available under the provisions of Ariz. Rev. Stat. Sections 12-1641, 12 -1642 ET SEQ., 44-141, 44-142 or 47-3605, Arizona Rules of Civil Procedure Rule 17(f), or any other Arizona statutes or rules (including any statutes or rules amending, supplementing or supplanting same) which might operate, contrary to Guarantor's agreements in this Guaranty, to limit Guarantor's liability under, or the enforcement of, this Guaranty; (c) covenants that this Guaranty will not be discharged until all of the Obligations are fully satisfied; and (d) agrees that this Guaranty shall remain in full effect without regard to, and shall not be affected or impaired by, any invalidity, irregularity or unenforceability in whole or in part of any of the Documents, or any limitation of the liability of Lessee or Guarantor thereunder, or any limitation on the method or terms of payment thereunder which may now or hereafter be caused or imposed in any manner whatsoever.

         5. This Guaranty is a continuing guaranty, and the obligations, undertakings and conditions to be performed or observed by Guarantor under this Guaranty shall not be affected or impaired by reason of the happening from time to time of the following with respect to the Documents, all without notice to, or the further consent of, Guarantor:

                  (a) the waiver by Lessor of the observance or performance by Lessee, Sellers or Guarantor of any of the obligations, undertakings, conditions or other provisions contained in any of the Documents, except to the extent of such waiver;

                  (b) the extension, in whole or in part, of the time for payment of any amount owing or payable under the Documents;

                  (c) the modification or amendment (whether material or otherwise) of any of the obligations of Lessee or Sellers under, or any other provisions of, any of the Documents, except to the extent of such modification or amendment;

                  (d) the taking or the omission of any of the actions referred to in any of the Documents (including, without limitation, the giving of any consent referred to therein);

                  (e) any failure, omission, delay or lack on the part of Lessor to enforce, assert or exercise any provision of the Documents, including any right, power or remedy conferred on Lessor in any of the Documents or any action on the part of Lessor granting indulgence or extension in any form;

                  (f) the assignment to or assumption by any third party of any or all of the rights or obligations of Lessee or Sellers under all or any of the Documents;

                  (g) the release or discharge of Lessee or any of the Sellers from the performance or observance of any obligation, undertaking or condition to be performed by Lessee or any of the Sellers under any of the Documents by operation of law, including any rejection or disaffirmance of any of the Documents in any bankruptcy or similar proceedings;

                  (h) the receipt and acceptance by Lessor or any other person or entity of notes, checks or other instruments for the payment of money and extensions and renewals thereof;

                  (i) any action, inaction or election of remedies by Lessor which results in any impairment or destruction of any subrogation rights of Guarantor, or any rights of Guarantor to proceed against any other person or entity for reimbursement;

                  (j) any setoff, defense, counterclaim, abatement, recoupment, reduction, change in law or any other event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, indemnitor or surety under the laws of the State of Arizona, the state in which the Properties are located or any other jurisdiction;

                  (k) any substitution of a Substitute Property for a Property pursuant to the terms and conditions of the Lease; and

                  (l) the termination or renewal of any of the Obligations or any other provision thereof.

         6.       Guarantor represents and warrants to Lessor that:

                  (a) Neither the execution nor delivery of this Guaranty nor fulfillment of nor compliance with the terms and provisions hereof will conflict with, or result in a breach of the terms or conditions of, or constitute a default under, any agreement or instrument to which Guarantor is now a party or by which Guarantor may be bound, or result in the creation of any lien, charge or encumbrance upon any property or assets of Guarantor, which conflict, breach, default, lien, charge or encumbrance could result in a material adverse change in the financial condition of Guarantor;

                  (b) No further consents, approvals or authorizations are required for the execution and delivery of this Guaranty by Guarantor or for Guarantor's compliance with the terms and provisions of this Guaranty;

                  (c) This Guaranty is the legal, valid and binding agreement of Guarantor and is enforceable against Guarantor in accordance with its terms;

                  (d) Guarantor has the full power, authority, capacity and legal right to execute and deliver this Guaranty, and, to the extent Guarantor is a corporation, partnership, limited liability company or other form of entity, the parties executing this Guaranty on behalf of Guarantor are fully authorized and directed to execute the same to bind Guarantor;

                  (e) Guarantor is not a "foreign individual," "foreign corporation," "foreign partnership," "foreign limited liability company," "foreign trust," or "foreign estate," as those terms are defined in the U.S. Internal Revenue Code and the regulations promulgated thereunder. Guarantor's Federal Tax Identification Number is accurately set forth herein next to the signature of Guarantor;

                  (f) Guarantor has delivered to Lessor either audited financial statements or, if Guarantor does not have audited financial statements, certified financial statements. Such financial statements and other information relating to Guarantor heretofore delivered to Lessor are true, correct and complete in all material respects as of the date of this Guaranty. Guarantor understands that Lessor is relying upon such information, and Guarantor represents that such reliance is reasonable. The financial statements of Guarantor delivered by Lessee to Lessor pursuant to the Lease have been prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Guaranty, the financial condition of Guarantor; and

                  (g) The Documents are conclusively presumed to have been signed in reliance on this Guaranty, and the assumption by Guarantor of its obligations under this Guaranty results in direct financial benefit to Guarantor.

         7. (a) Guarantor covenants to Lessor that, during the term of this Guaranty, Guarantor will not transfer or dispose of any material part of its assets except in the ordinary course of business for full and fair consideration and reasonably equivalent value; provided, however, that at any time and from time to time during the term of this Guaranty, the Guarantor, except as prohibited by the Master Lease, may (i) pledge and grant security interests in any or all of its assets to secure indebtedness of Guarantor and/or any of its subsidiaries or other affiliates (including, without limitation, indebtedness with respect to letters of credit, interest rate protection agreements, ACH exposure and any other extension of credit) to banks, insurance companies and other institutional lenders (collectively the "Lenders") and the Lenders may exercise all of their rights and remedies under all such pledges and security interests and (ii) transfer any or all of its assets in full or partial payment of any indebtedness of Guarantor and/or any of its subsidiaries or other affiliates (including, without limitation, indebtedness with respect to letters of credit, interest rate protection agreements, ACH exposure and any other extension of credit) to the Lenders provided such transfer is for full and fair consideration and reasonable equivalent value.

         (b) During the term of this Guaranty, without the prior written consent of Lessor, Guarantor shall not permit any interest in Guarantor or Parent (as hereinafter defined) to be assigned, transferred, conveyed, pledged or mortgaged, whether by operation of law or otherwise, including, without limitation, a dissolution of Guarantor, provided, however, the foregoing shall not apply to (i) any transfer of stock traded publicly during such period of time that Guarantor or Parent is a publicly traded company,
(ii) any other transfer of stock that does not result in a change of voting control in Guarantor or Parent or (iii) transfers of capital stock of Guarantor and Parent in connection with a going private transaction so long as immediately following the transaction, Aaron Spencer directly or indirectly continues to own at least 51% of the outstanding voting capital stock of Parent and Parent continues to own at least 51% of the outstanding voting capital stock of Guarantor.

         (c) Notwithstanding the foregoing, if the capital stock of Guarantor is no longer publicly traded, Guarantor may permit: (i) Uno Restaurant Holdings Corporation, a Delaware corporation, or such other Person that acquires all the capital stock of Guarantor in a transaction making Guarantor a privately held company ("Parent") to transfer its capital stock in Guarantor so long as Parent continues to own 51% or more of the outstanding voting capital stock of Guarantor and (ii) Aaron Spencer to transfer so much of his capital stock in Parent so long as he continues to own 51% or more of the outstanding voting capital stock of Parent (such 51% ownership interest, in each case the "Threshold Amount"). Neither Parent nor Aaron Spencer shall transfer any voting capital stock in Guarantor or Parent, respectively, resulting in Parent or Aaron Spencer owning voting capital stock in Guarantor or Parent, respectively, in an amount less than the Threshold Amount (each, an "Excess Threshold Transfer") without Lessor's and Lender's prior written consent, which consent shall not be unreasonably withheld if: (i) no Event of Default under the Lease then exists and is continuing; and (ii) if an Excess Threshold Transfer occurs prior to the third anniversary of the Effective Date, Guarantor provides Lessor with written reasonable evidence that following the Excess Threshold Transfer the following individuals will maintain their respective positions as officers of Guarantor for a period of not less than one year after the date of the Excess Threshold Transfer: (a) Craig S. Miller as President and CEO, (b) Robert M. Vincent, Executive Vice President and Chief Financial Officer, and (c) Paul
W. MacPhail, Executive Vice President and Chief Operating Officer. Regardless of when an Excess Threshold Transfer occurs, from and after the occurrence of an Excess Threshold Transfer, Guarantor and Parent shall maintain a "Corporate Fixed Charge Coverage Ratio" (as defined below) of not less than
1.20 to 1. The term "Corporate Fixed Charge Coverage Ratio" shall mean with respect to the twelve month period of time immediately preceding the end of each fiscal quarter of Guarantor and Parent (each, a "12 Month Period"), the ratio calculated for such period of time, each as determined in accordance with GAAP, of (a) the sum of Net Income, Depreciation and Amortization, Interest Expense and Operating Lease Expense, to (b) the sum of Operating Lease Expense, scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases and Interest Expense. Notwithstanding the foregoing to the contrary, a transfer of capital stock by: (i) Aaron Spencer to a family trust or other estate planning entity controlled by Aaron Spencer and in which Aaron Spencer family members are beneficiaries, (ii) the estate of Aaron Spencer to family members, a family trust or other family-owned estate planning entity, or (iii) transfers by family members, a family trust or other family-owned estate planning entity among themselves, shall not be deemed an Excess Threshold Transfer and such capital stock held by a family member, in a family trust or another family-owned estate planning entity controlled by Aaron Spencer and in which Aaron Spencer's family members are beneficiaries shall be deemed to be owned by Aaron Spencer for purposes of this Section 7(c).

         For purposes of this Section 7, the following terms shall be defined as set forth below:

                  "CAPITAL LEASE" shall mean all leases of any property, whether real, personal or mixed, by Guarantor and Parent, which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Guarantor. The term "Capital Lease" shall not include any operating lease.

                  "DEBT" shall mean with respect to Guarantor and Parent and for the applicable 12 Month Period (i) indebtedness for borrowed money,
         (ii) obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations to pay the deferred purchase price of property or services, (iv) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (v) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above.

                  "DEPRECIATION AND AMORTIZATION" shall mean the depreciation and amortization accruing during the applicable 12 Month Period with respect to Guarantor and Parent, as determined in accordance with GAAP.

                  "INTEREST EXPENSE" shall mean for the applicable 12 Month Period, the sum of all interest accrued or which should be accrued in respect of all Debt of Guarantor and Parent, as determined in accordance with GAAP.

                  "NET INCOME" shall mean with respect to the applicable 12 Month Period, the net income or net loss of Guarantor and Parent. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non-cash items allocable to the applicable 12 Month Period, and (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense and actual corporate overhead expense allocable to the applicable 12 Month Period.

                  "OPERATING LEASE EXPENSE" shall mean the sum of all payments and expenses incurred by Guarantor and Parent under any operating leases during the applicable 12 Month Period, as determined in accordance with GAAP.

         (d) Notwithstanding the prohibition on pledging set forth in subsection (b), above, the holders of capital stock in Guarantor and Parent may pledge or otherwise encumber their capital stock to secure obligations of Lessee, Guarantor, Parent and their Affiliates to institutional lenders for indebtedness and other obligations or refinancings thereof (an "Institutional Loan"). Notwithstanding the prohibition on transfer set forth in subsection
(b), above, and without limiting any transfer permitted by the preceding subsection (c), the interests in Guarantor and/or Parent may be assigned, transferred or conveyed: (i) in connection with a foreclosure or other sale of the interests in Guarantor and/or Parent as a result of a default or breach of the Institutional Loan or (ii) in connection with any subsequent transfer made by the Institutional Loan lender which acquired the interests by foreclosure or transfer-in-lieu thereof (each, the "Foreclosure Transfer"), and Lessor shall in each instance be deemed to have consented to such Foreclosure Transfer, provided that:

                  (i) no Event of Default shall have occurred and be continuing at the time of the Foreclosure Transfer;

                  (ii) after giving effect to such Foreclosure Transfer, whether as a single transaction or as a series of transactions, either (x) Guarantor, including any surviving entity as a result of such Foreclosure Transfer and/or successor of Guarantor, shall have a net worth determined in accordance with GAAP at least equal to $40,000,000.00 (the "Net Worth Condition") or (y) if Guarantor does not meet the Net Worth Condition concurrently with the completion of such Foreclosure Transfer, Guarantor shall cause Lessee to (1) pay to Lessor the Foreclosure Transfer Rent Prepayment Amount (as hereinafter defined) to the extent necessary to cause the Aggregate Fixed Charge Coverage Ratio for all of the Properties, taken as a whole, to be at least equal to 3.0:1 for the twelve-month period of time immediately preceding the end of the fiscal quarter of Lessee closed prior to the date on which Lessee gives the Foreclosure Transfer Notice (as hereinafter defined), and (2) pay to Lessor the Prepayment Charges payable by Lessor to Lender as a result of the prepayment of such Base Monthly Rental. Upon Lessee's payment of the Foreclosure Transfer Rent Prepayment Amount and Prepayment Charges as contemplated by the preceding sentence, Lessor agrees that the Base Monthly Rental beginning with the calendar month immediately following the month in which such payment is made (or, if such payment is made on the first day of a calendar month, beginning with the calendar month in which such payment is made) shall be equal to the Base Monthly Rental then in effect reduced by the Foreclosure Transfer Rent Reduction Amount (as hereinafter defined);

                  (iii) after giving effect to such Foreclosure Transfer, whether as a single transaction or as a series of transactions, if Guarantor has a long term debt rating, such rating is no worse than the lesser of Guarantor's long term debt rating as of the Effective Date of the Lease and Guarantor's long term debt rating immediately prior to the consummation of such Foreclosure Transfer;

                  (iv) Guarantor, including any surviving entity of such Foreclosure Transfer and/or successor of Guarantor, shall not be released from any of its obligations under this Guaranty, and such surviving entity or successor entity, as applicable, has assumed in writing or by operation of law (provided Lessor has received a satisfactory opinion of counsel to Guarantor confirming that such assumption will occur by operation of law) all of Guarantor's obligations under this Guaranty and Guarantor shall not be released from its obligations under this Guaranty;

                  (v) Guarantor, after giving effect to such Foreclosure Transfer, shall have a Corporate Fixed Charge Coverage Ratio determined as of the end of Guarantor's most recently closed fiscal quarter on a proforma basis after giving effect to the proposed Foreclosure Transfer of at least 1.20;

                  (vi) the Properties will be operated as a nationally or regionally recognized casual dining concept;

                  (vii) Guarantor or the operator of the Properties will have at least 5 years' experience operating a multi-unit casual dining restaurant concept with the same or greater number of units as are then operated by Guarantor and its Affiliates; and

                  (viii) if and to the extent that the Loans have been subject to a Securitization, Lender shall have received a notice or confirmation of the rating agencies which have issued ratings in connection with such Securitization that such Foreclosure Transfer will not cause any of such rating agencies to downgrade, modify, withdraw or qualify any of such ratings.

         For purposes of this Section 7(d), the following terms shall be defined as set forth below:

                  "FORECLOSURE TRANSFER RENT PREPAYMENT AMOUNT" means the present value, discounted on a monthly basis at [___%], of the Subject Transfer Rent Reduction Amount for each month beginning with the calendar month immediately following the month in which the Foreclosure Transfer Rent Prepayment Amount is paid (or, if the Foreclosure Transfer Rent Prepayment Amount is paid on the first day of a calendar month, beginning with the calendar month in which the Foreclosure Transfer Rent Prepayment Amount is paid) and ending with the calendar month of May, 2021, inclusive.

                   "FORECLOSURE TRANSFER RENT REDUCTION AMOUNT" the product of
         (x) the Base Monthly Rental for the last month of the fiscal quarter of Lessee which ended prior to the date on which Lessee gives Lessor the Foreclosure Transfer Notice and (y) the Foreclosure Transfer FCCR Shortfall Percentage. For purposes of illustration and not limitation, if (i) Lessee's Aggregate Fixed Charge Coverage Ratio for the Fiscal Year ending May 27, 2010 was 2.0 (which results in a Foreclosure Transfer FCCR Shortfall Percentage of 33%), (ii) Lessee paid the Foreclosure Transfer Rent Prepayment Amount on August 15, 2010, and
         (iii) the Base Monthly Rental for August, 2010 was $100, then the Base Monthly Rental payment beginning on September 1, 2010 shall be equal to the Base Monthly Rental for August, 2010 reduced by the sum of $33.33.

                  "FORECLOSURE TRANSFER FCCR SHORTFALL PERCENTAGE" means the percentage represented by (x) 1 minus (y) a fraction, the numerator of which shall be the Aggregate Fixed Charge Coverage Ratio for the twelve month period of time immediately preceding the end of the fiscal quarter of Lessee which closed prior to the date on which Lessee gives the Foreclosure Transfer Notice, and the denominator of which shall be 3.

         Guarantor shall notify Lessor and Lender at least 30 days but not more than 90 days prior to the completion of any Foreclosure Transfer, whether or not the consent of Lessor to such Foreclosure Transfer is deemed given under the terms of this Section 7(d) (each, a "Foreclosure Transfer Notice"). Guarantor shall provide Lessor and Lender with information reasonably sufficient to enable Lessor and Lender to determine that Guarantor has satisfied the conditions to any Foreclosure Transfer, including, without limitation, such financial information as Lessor and Lender may reasonably require to enable them to determine that the Net Worth Condition and/or Aggregate Fixed Charge Coverage Ratio requirements set forth in this Section 7(d) have been satisfied, or will be satisfied simultaneously with the completion of the Foreclosure Transfer. In addition, to the extent that the loans contemplated by the Loan Documents have been subject to a Securitization, Guarantor agrees to cooperate in good faith in connection with providing such information as the rating agencies may reasonably require to evaluate any such proposed Foreclosure Transfer. If the foregoing conditions are not satisfied, then the interests in Guarantor or Parent shall not be transferred pursuant to a Foreclosure Transfer.

         (e) Within 45 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Guarantor, Guarantor shall deliver to Lessor complete financial statements of Guarantor, including a balance sheet, profit and loss statement, statement of changes in cash flows and all other related schedules for the fiscal period then ended. All such financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied from period to period, and shall be certified to be accurate and complete by Guarantor (or the Treasurer or other appropriate officer of Guarantor). Guarantor understands that Lessor is relying upon such financial statements and Guarantor represents that such reliance is reasonable. The financial statements delivered to Lessor need not be audited, but Guarantor shall deliver to Lessor copies of any audited financial statements of Guarantor which may be prepared, as soon as they are available.

         8. This Guaranty shall commence upon execution and delivery of any of the Documents and shall continue in full force and effect until all of the Obligations are duly, finally and permanently paid, performed and discharged and are not subject to any right of reborrowing or extension by Lessee, and Lessor gives Guarantor written notice of the full and final satisfaction of the Obligations. The Obligations shall not be considered fully paid, performed and discharged unless and until all payments by Lessee to Lessor are no longer subject to any right on the part of any person whomsoever, including but not limited to Lessee, Lessee as a debtor-in-possession and/or any trustee in bankruptcy, to disgorge such payments or seek to recoup the amount of such payments or any part thereof. The foregoing shall include, by way of example and not by way of limitation, all rights to recover preferences voidable under Title 11 of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 ET SEQ., as amended (the "Code"). In the event that any such payments by Lessee to Lessor are disgorged after the making thereof, in whole or in part, or settled without litigation, to the extent of such disgorgement or settlement, Guarantor shall be liable for the full amount Lessor is required to repay plus interest, late charges, attorney's fees and any and all expenses paid or incurred by Lessor in connection therewith.

         9. Guarantor shall neither have any right of subrogation, indemnity or reimbursement nor hold any other claim against Lessee or Sellers, and Guarantor does hereby release Lessee and Sellers from any and all claims by Guarantor now or hereafter arising against Lessee or Sellers. Furthermore, Guarantor hereby unconditionally and irrevocably waives (a) any right to participate in any security now or hereafter held by Lessor or in any claim or remedy of Lessor or any other person against Lessee and Sellers with respect to the Obligations, (b) any statute of limitations affecting Guarantor's liability hereunder, (c) all principles and provisions of law which conflict with the terms of this Guaranty, and (d) diligence, presentment, protest, demand for performance, notice of nonperformance, notice of intent to accelerate, notice of acceleration, notice of protest, notice of dishonor, notice of execution of any Documents, notice of extension, renewal, alteration or amendment, notice of acceptance of this Guaranty, notice of defaults under any of the Documents and all other notices whatsoever.

         10. Notwithstanding the preceding Section 9, in the event that Guarantor shall have any claims against Lessee or Sellers, any indebtedness of Lessee or Sellers now or hereafter held by Guarantor is hereby subordinated to the indebtedness of Lessee or Sellers to Lessor. Any such indebtedness of Lessee or Sellers to Guarantor, if Lessor so requests, shall be collected, enforced and received by Guarantor as trustee for Lessor and be paid over to Lessor on account of the Obligations, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.

         11. It is not necessary for Lessor to inquire into the powers of Lessee, Sellers or their officers, directors, partners or agents acting or purporting to act on its behalf, and Guarantor shall be liable for the Obligations in accordance with their terms notwithstanding any lack of authorization or defect in execution or delivery by Lessee or Sellers.

         12. In addition to the amounts guaranteed under this Guaranty, Guarantor agrees to pay (i) all of Lessor's attorneys' fees and other costs and expenses which may be incurred by Lessor in the enforcement of this Guaranty and (ii) interest (including postpetition interest to the extent a petition is filed by or against Lessee under the Code) at the Default Rate on any Obligations not paid when due.

         13. This Guaranty shall apply to the parties hereto and their successors and assigns according to the context hereof and without regard to the number or gender of words or expressions used herein.

         14. Guarantor hereby agrees to indemnify and hold harmless Lessor for, from and against any loss, cause of action, claim, cost, expense or fee, including but not limited to attorney's fees and court costs, suffered or occasioned by the failure of Lessee or Sellers to satisfy their obligations under the Documents. The agreement to indemnify Lessor contained in this paragraph shall be enforceable notwithstanding the invalidity or unenforceability of the Documents or any of them or the invalidity or unenforceability of any other paragraph contained in this Guaranty.

         15. All moneys available to Lessor for application in payment or reduction of the liabilities of Lessee or Sellers under the Documents may be applied by Lessor to the payment or reduction of such liabilities of Lessee, in such manner, in such amounts and at such time or times as Lessor may elect.

         16. All notices, demands, requests, consents, approvals or other instruments required or permitted to be given pursuant to this Guaranty shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next Business Day, if delivered by express overnight delivery service or
(d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the addresses (or facsimile numbers, as applicable) specified below:

          If to Guarantor:          Uno Restaurant Corporation
                                    100 Charles Park Road
                                    West Roxbury, Massachusetts  02132
                                    Attention:        Robert M. Vincent
                                    Telephone:        (617) 218-5215
                                    Telecopy:         (617) 218-5375

         If to Lessor:              Zuno Property LLC
                                    c/o U.S. Realty Advisors, LLC
                                    1370 Avenue of the Americas
                                    New York, NY 10019
                                    Attention:  Mr. David M. Ledy
                                    Telephone:        (212) 581-4540
                                    Telecopy:         (212) 581-4950

         With a copy to:            Proskauer Rose LLP
                                    1585 Broadway
                                    New York, NY 10036
                                    Attention:  Kenneth S. Hilton, Esq.
                                    Telephone:        (212) 969-3000
                                    Telecopy:         (212) 969-2900

or to such other address or such other person as either Guarantor or Lessor may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. No such notices, demands, requests, consents, approvals or other communications shall be valid unless Lender is provided a duplicate original thereof at the following address:

                                     Dennis L. Ruben, Esq.
                                     Executive Vice President, General Counsel
                                     and Secretary
                                     FFCA Funding Corporation
                                     17207 North Perimeter Drive
                                     Scottsdale, AZ 85255
                                     Telephone:        (480) 585-4500
                                     Telecopy:         (480) 585-2226

or to such other address or such other person as Lender may from time to time specify to Lessor and Guarantor in a notice delivered in the manner provided above.

         17. This Guaranty is delivered in the State of Arizona, and it is the intent of Guarantor and Lessor that this Guaranty shall be deemed to be a contract made under and governed by the internal laws of the State of Arizona, without regard to its principles of conflicts of law. For purposes of any action or proceeding involving this Guaranty, Guarantor submits to the jurisdiction of all federal and state courts located in the State of Arizona and consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Guarantor waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this section shall limit or restrict the right of Lessor to commence any proceeding in the federal or state courts located in the state in which the Properties are located and/or where Guarantor maintains its chief executive office to the extent Lessor deems such proceeding necessary or advisable to exercise remedies available under the Documents.

         18. Guarantor and Lessor, by its execution of the Lease and its acceptance of this Guaranty, intend that:

                  (i) the Lease constitutes a single master lease of all, but not less than all, of the Properties and that Lessor and Lessee have executed and delivered the Lease with the understanding that the Lease constitutes a unitary, unseverable instrument pertaining to all, but not less than all, of the Properties, and that neither the Lease nor the duties, obligations or rights of Lessee may be allocated or otherwise divided among the Properties by Lessee;

                  (ii) the Lease is a "true lease" and not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of the Lease are those of a true lease; and

                  (iii) the business relationship created by the Lease and any related documents is solely that of a long-term commercial lease between landlord and tenant and has been entered into by both parties in reliance upon the economic and legal bargains contained herein.

         The expressions of intent set forth in this Section are a material inducement to Lessor entering into the Lease.

         19. Guarantor acknowledges that Lessor did not prepare or assist in the preparation of any of the projected financial figures used by Lessee in analyzing the economic viability and feasibility of the transactions contemplated by the Lease.

         20. All of Lessor's rights and remedies under the Documents and this Guaranty are intended to be distinct, separate and cumulative and no such right and remedy is intended to be in exclusion of or a waiver of any of the others.

         21. Except as otherwise contemplated by Section 27 of this Guaranty, this Guaranty is solely for the benefit of Lessor, its successors and assigns and is not intended to nor shall it be deemed to be for the benefit of any third party, including, without limitation, Lessee.

         22. If any provision of this Guaranty is unenforceable, the enforceability of the other provisions shall not be affected and they shall remain in full force and effect.

         23. Guarantor agrees to take such action and to sign such other documents as may be appropriate to carry out the intent of this Guaranty.

         24. This Guaranty may be executed in one or more counterparts, each of which shall be deemed an original.

         25. LESSOR, BY ACCEPTING THIS GUARANTY, AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY LESSOR OR GUARANTOR AGAINST THE OTHER OR THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY, THE RELATIONSHIP OF LESSOR, LESSEE AND/OR GUARANTOR, LESSEE'S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY LESSOR AND GUARANTOR OF ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS A MATERIAL INDUCEMENT FOR LESSOR ACCEPTING THIS GUARANTY. FURTHERMORE, GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LESSOR OR ANY OF LESSOR'S AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO

ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY GUARANTOR AGAINST LESSOR OR ANY OF LESSOR'S AFFILIATES, OFFICERS, DIRECTORS, MEMBERS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY DOCUMENTS CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY GUARANTOR OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED AND IS A MATERIAL INDUCEMENT FOR LESSOR ACCEPTING THIS GUARANTY.

         26. Guarantor shall be liable under this Guaranty for the maximum amount of such liability that can be incurred hereby without rendering this Guaranty, as it relates to Guarantor, voidable under applicable laws relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of Guarantor hereunder without impairing this Guaranty or affecting the rights and remedies of Lessor hereunder.

         27. This Guaranty is executed and delivered to induce Lessor to enter into the Lease and is solely for the benefit of Lessor and its successors and assigns, including, without limitation, Lender and its successors and assigns under the Loan Documents, and is not intended to nor shall it be deemed to be for the benefit of any other third party, including, without limitation, Lessee. This Guaranty is a continuing Guaranty and shall be binding upon Guarantor and its successors and assigns; provided, however, without the prior written consent of Lessor, Guarantor shall not assign this Guaranty or any of the rights or obligations of Guarantor hereunder.

         28. Guarantor acknowledges and agrees that (i) Lessor intends to collaterally assign all of its right, title and interest under the Lease and this Guaranty to Lender pursuant to the Loan Documents and (ii) upon the exercise of Lender's remedies set forth in such Loan Documents, all of the rights, powers and privileges of Lessor shall be deemed the rights, powers and privileges of Lender and Lender shall be entitled to exercise all of the rights and remedies of "Lessor" under this Guaranty, the Lease and the Loan Documents. Guarantor hereby consents to, and no further consent by Guarantor shall be required for, any further assignment of rights of Lessor hereunder or in connection with any transfer by Lender. All notices, certificates, reports or other information required to be delivered to Lessor under this Guaranty shall be delivered simultaneously to Lender. Notwithstanding any provision herein to the contrary, this Guaranty shall not be deemed to create any obligation of or liability for Lender. Guarantor intends that Lender shall be an intended third party beneficiary of this Guaranty but without any corresponding responsibility, liability or obligation to Guarantor.

         29. Guarantor agrees that:

                  (a) the Guaranty shall not be changed, amended, altered, modified, or terminated without the prior written consent of Lender;

                  (b) any consent, approval, agreement or waiver provided by Lessor pursuant to this Guaranty shall not be valid unless consented to in writing by Lender; and

                  (c) Lessor shall in no event be deemed to have unreasonably withheld any approval under this Guaranty if Lender shall not have given its approval.

         30. If a tender offer for or other acquisition of any of the outstanding common shares of Guarantor for the purposes of taking the Guarantor private occurs prior to the third anniversary of the Effective Date, then Guarantor, prior to the third anniversary of the Effective Date, shall not incur total funded indebtedness of more than $75,000,000, excluding the then remaining balance of Guarantor's current existing indebtedness to Metropolitan Life Insurance Company, which as of December 31, 2000, was $4,320,039.

         IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guaranty effective as of the 11th day of May, 2001.

                                       GUARANTOR:

Federal Tax I.D. Number:               UNO RESTAURANT CORPORATION,
                                       a Delaware corporation
04-2953702

                                       By :/s/ Robert M. Vincent
                                           -------------------------------
                                           Robert M. Vincent
                                           Chief Financial Officer, Executive
                                           Vice President, Treasurer and
                                           Assistant Secretary

         The undersigned are executing this Agreement solely for the purposes of accepting the terms of Sections 7(c) and 7(d).

                                       /s/ Aaron Spencer
                                       -----------------
                                       Aaron Spencer


                                       UNO RESTAURANT HOLDINGS
                                       CORPORATION, a Delaware corporation


                                       By: /s/ Robert M. Vincent
                                           -------------------------------
                                           Robert M. Vincent
                                           Executive Vice President, Treasurer
                                           and Assistant Secretary